Exhibit 1.2

Pricing Agreement

June 13, 2019

Barclays Capital Inc.

    As representative of the several Underwriters

        named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays PLC (the “Company”) proposes to issue $1,500,000,000 aggregate principal amount of 5.088% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”). Each of the Underwriters hereby undertakes to purchase at the subscription price set forth in Schedule II hereto, the amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Each of the provisions of the Underwriting Agreement—Standard Provisions, dated May 9, 2018 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, (i) with the exception of Section 3(b)(iii) and the paragraph immediately thereafter of the Underwriting Agreement; (ii) provided that the reference in Section 9(c) of the Underwriting Agreement to “Sullivan & Cromwell LLP” shall be deemed a reference to “Cleary Gottlieb Steen & Hamilton LLP”; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the Notes.

Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of the Notes pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Notes, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 4:15 p.m. New York time on June 13, 2019. The “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as Exhibit A hereto.

Notwithstanding and to the exclusion of any other term of the Underwriting Agreement, this Pricing Agreement or any other agreements, arrangements, or understanding between the parties, each party acknowledges and accepts that a BRRD Liability arising under the Underwriting Agreement or this Pricing Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a)    the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of each Covered Party to it under the Underwriting Agreement or this Pricing Agreement, that (without limitation) may include and result in any of the following, or some combination thereof;

(i)    the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)    the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant Covered Party or another person, and the issue to or conferral on the other party of such shares, securities or obligations;

(iii)    the cancellation of the BRRD Liability; or

(iv)    the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

(b)    the variation of the terms of the Underwriting Agreement or this Pricing Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

For these purposes:

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means (i) any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation and/or (ii) any U.K. Bail-in Power.

“BRRD” means Directive 2014/59/EU (as amended) establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Covered Party” means any party subject to (i) the Bail-in Legislation and/or (ii) the U.K. Bail-in Power.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation or the U.K. Bail-in Power may be exercised.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant Covered Party.

“U.K. Bail-in Power” has the meaning given to it in the Prospectus (as defined in Schedule II).

Recognition of the U.S. Special Resolution Regimes

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Pricing Agreement, and any interest and obligation in or under this Pricing Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Pricing Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Pricing Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Pricing Agreement were governed by the laws of the United States or a state of the United States.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Company on the other.

[Signature Page Follows]

Very truly yours,

BARCLAYS PLC

/s/ Stuart Frith
Name:	Stuart Frith
Title:	Vice President

Accepted as of the date hereof
at New York, New York

On behalf of itself and each of the other Underwriters

BARCLAYS CAPITAL INC.

/s/ Kenneth Chang
Name:	Kenneth Chang
Title:	Managing Director

[Signature Page to Pricing Agreement]

SCHEDULE I

Underwriters	Principal Amount of the Notes
Barclays Capital Inc.	$1,095,000,000
Desjardins Securities Inc.	$45,000,000
PNC Capital Markets LLC	$45,000,000
Scotia Capital (USA) Inc.	$45,000,000
Skandinaviska Enskilda Banken AB (publ)	$45,000,000
Standard Chartered Bank	$45,000,000
U.S. Bancorp Investments, Inc.	$45,000,000
Academy Securities, Inc.	$15,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$15,000,000
Capital One Securities, Inc.	$15,000,000
CastleOak Securities, L.P.	$15,000,000
MUFG Securities Americas Inc.	$15,000,000
National Bank of Canada Financial Inc.	$15,000,000
R. Seelaus & Co., LLC	$15,000,000
Rabo Securities USA, Inc.	$15,000,000
The Williams Capital Group, L.P.	$15,000,000
Total	$1,500,000,000

SCHEDULE II

Title of Notes:

$1,500,000,000 5.088% Fixed-to-Floating Rate Subordinated Notes due 2030

Price to Public:

100% of principal amount.

Subscription Price by Underwriters:

99.550% of principal amount.

Form of Notes:

The Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”) issued pursuant to the Dated Subordinated Debt Securities Indenture dated May 9, 2017 between Barclays PLC and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture to be dated on or about June 20, 2019, among Barclays PLC, the Trustee and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Subordinated Debt Security Registrar.

Securities Exchange, if any:

The New York Stock Exchange.

Maturity Date:

The stated maturity of the principal of the Notes will be June 20, 2030 (the “Maturity Date”).

Interest Rate:

From (and including) the date of issuance to (but excluding) June 20, 2029 (the “Par Redemption Date” and such period the “Fixed Rate Period”), interest will accrue on the Notes at a rate of 5.088% per annum.

From (and including) the Par Redemption Date to (but excluding) the Maturity Date (the “Floating Rate Period”), interest will accrue on the Notes at a floating rate equal to LIBOR, as determined on the applicable Interest Determination Date (as defined in the Prospectus Supplement (as defined below)), plus 3.054% per annum.

During the Floating Rate Period, the interest rate on the Notes will be reset quarterly on each Interest Reset Date (as defined in the Prospectus Supplement).

“LIBOR” means the 3-month U.S. dollar London Interbank Offered Rate, as determined in accordance with the provisions described in the Prospectus Supplement.

Interest Payment Dates:

During the Fixed Rate Period, interest will be payable on the Notes semi-annually in arrear on June 20 and December 20 of each year, commencing on December 20, 2019 and ending on (and including) the Par Redemption Date. During the Floating Rate Period, interest will be payable on the Notes quarterly in arrear on September 20, 2029, December 20, 2029, March 20, 2030 and the Maturity Date.

Regular Record Dates:

The close of business on the Business Day immediately preceding each relevant Interest Payment Date (or, if the Notes are held in definitive form, the close of business on the 15th Business Day preceding each relevant Interest Payment Date).

Sinking Fund Provisions:

No sinking fund provisions.

Optional Redemption:

The Notes are redeemable as described under “Description of Subordinated Notes—Redemption Provisions—Optional Redemption” in the Prospectus Supplement (as defined below).

Tax Redemption:

The Notes are also redeemable as described under “Description of Subordinated Notes—Redemption Provisions—Tax Redemption” in the Prospectus Supplement.

Regulatory Event Redemption:

The Notes are also redeemable as described under “Description of Subordinated Notes—Redemption Provisions—Regulatory Event Redemption” in the Prospectus Supplement.

Time of Delivery:

June 20, 2019 by 9.30 a.m. New York time.

Specified Funds for Payment of Subscription Price of Notes:

By wire transfer to a bank account specified by the Company in same day funds.

Value Added Tax:

(a)    If the Company is obliged to pay any sum to the Underwriters under this Agreement and any value added tax (“VAT”) is properly charged on such amount, the Company shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b)    If the Company is obliged to pay a sum to the Underwriters under this Agreement for any fee, cost, charge or expense properly incurred under or in connection with this Agreement (the “Relevant Cost”) and no VAT is payable by the Company in respect of the Relevant Cost under paragraph (a) above, the Company shall pay to the Underwriters an amount which:

(i)    if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are unable to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Company for any amount paid by the Company in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii)    if for VAT purposes the Relevant Cost is a disbursement properly incurred by the Underwriters under or in connection with this Agreement as agent on behalf of the Company, is equal to any VAT paid on the Relevant Cost by the Underwriters provided, however, that the Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Company.

Closing Location:

Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Capital Inc.

Address for Notices:

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attn: Syndicate Registration

Selling Restrictions:

United Kingdom:

Each Underwriter represents, warrants and agrees with the Company that, in connection with the distribution of the Notes, directly or indirectly, it (1) has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (2) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Prohibition of Sales to EEA Retail Investors:

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of the Directive 2002/92/EC (as amended or superseded), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Canada:

Each Underwriter represents, warrants and agrees with the Company, with respect to sales of the Notes in Canada, that, directly or indirectly, it shall sell the Notes only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or section 73.3 of the Securities Act (Ontario) and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Hong Kong:

Each Underwriter represents, warrants and agrees that:

(i)    it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than to (a) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(ii)    it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore:

Each Underwriter acknowledges that the Prospectus Supplement, incorporating the Prospectus, has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter represents, warrants and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the Prospectus Supplement and the Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore, as modified or amended from time to time) (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)    a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1)    to an institutional investor or to a relevant person or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)    where no consideration is or will be given for the transfer;

(3)    where the transfer is by operation of law;

(4)    as specified in Section 276(7) of the SFA; or

(5)    as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Taiwan:

Each Underwriter represents, warrants and agrees with the Company that the Notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration or filing with or the approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. Each Underwriter further represents, warrants and agrees with the Company that no person or entity in Taiwan is authorized to offer, sell or otherwise make available any Notes or the provision of information relating to the Prospectus Supplement and the Prospectus.

Other Terms and Conditions:

As set forth in the prospectus supplement dated June 13, 2019 relating to the Notes (the “Prospectus Supplement”), incorporating the Prospectus dated April 6, 2018 (the “Prospectus”) relating to the Notes.

SCHEDULE III

Issuer Free Writing Prospectus:

Final Term Sheet for the Notes, dated June 13, 2019, attached hereto as Exhibit A.

EXHIBIT A

Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-223156

$1,500,000,000 5.088% Fixed-to-Floating Rate Subordinated Notes due 2030

Barclays PLC

Pricing Term Sheet

Issuer:	Barclays PLC (the “Issuer”)

Notes:	$1,500,000,000 5.088% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”)

Status:	Dated Subordinated Debt / Unsecured / Tier 2

Legal Format:	SEC registered

Principal Amount:	$1,500,000,000

Trade Date:	June 13, 2019

Settlement Date:	June 20, 2019 (T+5) (the “Issue Date”)

Maturity Date:	June 20, 2030 (the “Maturity Date”)

Coupon:	From (and including) the Issue Date to (but excluding) June 20, 2029 (the “Par Redemption Date” and such period the “Fixed Rate Period”), 5.088%.

From (and including) the Par Redemption Date to (but excluding) the Maturity Date (the “Floating Rate Period”), the interest rate will be equal to LIBOR (as described below), as determined on the applicable Interest Determination Date (as defined below), plus the Margin (as described below) (the “Floating Interest Rate”). The Floating Interest Rate will be reset quarterly on each Interest Reset Date (as defined below). The Floating Interest Rate will not be less than zero.

Fixed Rate Interest Payment Dates:	During the Fixed Rate Period, interest will be payable semi-annually in arrear on June 20 and December 20 in each year, commencing on December 20, 2019 and ending on the Par Redemption Date.

Floating Rate Interest Payment Dates:	During the Floating Rate Period, interest will be payable quarterly in arrear on September 20, December 20, March 20 and the Maturity Date (each a “Floating Rate Interest Payment Date”).

Interest Reset Dates:	During the Floating Rate Period, the Floating Interest Rate will be reset quarterly on the Par Redemption Date, September 20, December 20 and March 20 (each an “Interest Reset Date”). If any Interest Reset Date would fall on a day that is not a Business Day, the Interest Reset Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

Interest Periods:	During the Floating Rate Period, each interest period on the Notes will begin on (and include) a Floating Rate Interest Payment Date and end on (but exclude) the following Floating Rate Interest Payment Date, provided that the first of such interest periods will begin on and include the Par Redemption Date and will end on, but exclude, September 20, 2029.

Interest Determination Dates:	The “Interest Determination Date” for each Interest Period will be the second London Banking Day (as defined below) preceding the applicable Interest Reset Date. “London Banking Day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

Day Count:	30/360, following, unadjusted (during the Fixed Rate Period). Actual/360, modified following, adjusted (during the Floating Rate Period).

Business Days:	Any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, England or in the City of New York, United States.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated June 13, 2019 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated April 6, 2018 relating to the Notes (the “Prospectus”)). If there is any discrepancy or contradiction between this Pricing Term Sheet and the Preliminary Prospectus Supplement, this Pricing Term Sheet shall prevail.

U.K. Bail-in Power Acknowledgement:	Yes. See section entitled “Description of Debt Securities—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Prospectus.

Ranking:	The ranking of the Notes is described under “Description of Subordinated Notes—Ranking” in the Preliminary Prospectus Supplement.

Optional Redemption:	The Notes are redeemable as described under “Description of Subordinated Notes—Redemption Provisions—Optional Redemption” in the Preliminary Prospectus Supplement.

Tax Redemption:	The Notes are also redeemable as described under “Description of Subordinated Notes—Redemption Provisions—Tax Redemption” in the Preliminary Prospectus Supplement.

Regulatory Event Redemption:	The Notes are also redeemable as described under “Description of Subordinated Notes —Redemption Provisions—Regulatory Event Redemption” in the Preliminary Prospectus Supplement.
LIBOR:	3-month USD LIBOR (as determined by reference to Reuters Page LIBOR01) (“LIBOR”).

LIBOR will be determined by the Calculation Agent in accordance with the provisions described in the Preliminary Prospectus Supplement under “Description of Subordinated Notes––Determination of Floating Interest Rate––Calculation of LIBOR.”

If the Issuer determines that LIBOR has ceased to be published on Reuters Page LIBOR01 or any successor or replacement page as a result of such benchmark ceasing to be calculated or administered when any Floating Interest Rate (or the relevant component part thereof) remains to be determined by LIBOR, then the provisions described under “Description of Subordinated Notes––Determination of Floating Interest Rate––Replacement for LIBOR” in the Preliminary Prospectus Supplement shall apply to the Notes.

Margin:	305.4 bps (the “Margin”)

Benchmark Treasury:	UST 2.375% due May 15, 2029

Spread to Benchmark:	300 bps

Reoffer Yield:	5.088% (semi-annual)

Issue Price:	100.00%

Underwriting Discount:	0.450%

Net Proceeds:	$1,493,250,000

Sole Bookrunner:	Barclays Capital Inc.

Senior Co-managers:	Desjardins Securities Inc., PNC Capital Markets LLC, Scotia Capital (USA) Inc., Skandinaviska Enskilda Banken AB (publ), Standard Chartered Bank, U.S. Bancorp Investments, Inc.

Co-managers:	Academy Securities, Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, Capital One Securities, Inc., CastleOak Securities, L.P., MUFG Securities Americas Inc., National Bank of Canada Financial Inc., R. Seelaus & Co., LLC, Rabo Securities USA, Inc., The Williams Capital Group, L.P.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page S-19 of the Preliminary Prospectus Supplement.

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof.

ISIN/CUSIP:	US06738EBK01 / 06738E BK0

Legal Entity Identifier (“LEI”) Code	213800LBQA1Y9L22JB70

Settlement:	The Depository Trust Company; Book-entry; Transferable

Documentation:	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-223156) and to be issued pursuant to the Dated Subordinated Debt Securities Indenture dated May 9, 2017, between the Issuer and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, to be entered into on or about the Issue Date, between the Issuer, the Trustee and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Subordinated Debt Security Registrar.

Listing:	We will apply to list the Notes on the New York Stock Exchange.

Governing Law:	New York law, except for the waiver of set-off provisions which will be governed by English law.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including the Prospectus) and the Preliminary Prospectus Supplement) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Prospectus and the Preliminary Prospectus Supplement for this offering in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the Prospectus and the Preliminary Prospectus Supplement from Barclays Capital Inc. by calling 1-888-603-5847.

No PRIIPs KID. No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

It is expected that delivery of the Notes will be made for value on or about June 20, 2019, which will be the fifth (5th) business day in the United States following the date of pricing of the Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, purchases or sales of Notes in the secondary market generally are required to settle within two (2) business days (T+2), unless the parties to any such transaction expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date of the prospectus supplement or the next two (2) succeeding business days, will be required, because the Notes initially will settle within five (5) business days (T+5) in the United States, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade on the date of the prospectus supplement or the next two (2) succeeding business days should consult their own legal advisers.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000, as amended, does not apply (such persons being referred to as “relevant persons”). Any person who is not a relevant person should not act or rely on this communication or any of its contents. Any investment activity (including, but not limited to, any invitation, offer or agreement to subscribe, purchase or otherwise acquire securities) to which this communication relates will only be available to, and will only be engaged with, relevant persons.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

To the extent any dealer that is not a U.S. registered broker-dealer intends to effect any offers or sales of any Notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.